Exhibit (p)(27)
Code of Ethics
Western Asset Income Fund
Western Asset Management Company
Western Asset Management Company Limited
Western Asset Funds, Inc.
Western Asset Premier Bond Fund
Western Asset/Claymore U.S. Treasury Inflation
Protected Securities Fund
Western Asset/Claymore U.S. Treasury Inflation
Protected Securities Fund 2
Western Asset/Claymore U.S. Treasury Inflation
Protected Securities Fund 3
Revised July 2007

I. What are the Objectives and Spirit
of the Code?
A.	Adoption of Code of Ethics by Western Asset and the Funds: Western Asset Management Company, Western Asset Management Company Pte. Ltd. and Western Asset Management Company Limited (referred to generally as “Western Asset”) act as fiduciaries and, as such, are entrusted to act in the best interests of all clients, including investment companies. Accordingly, Western Asset has adopted this Code of Ethics in order to ensure that employees uphold their fiduciary obligations and to place the interests of clients, including the Funds, before their own.

In addition, Western Asset Income Fund, Western Asset Premier Bond Fund, Western Asset Funds, Inc., Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 2 and Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 3 (referred to generally as the “Funds”) have also adopted this Code of Ethics in order to ensure that persons associated with the Funds, including Directors/Trustees (“Directors”), honor their fiduciary commitment to place the interests of the Funds before their own.

B.	Regulatory Requirement: The Investment Company Act of 1940 requires each investment company (i.e., the Funds), as well as its investment adviser and principal underwriter, to adopt a code of ethics. In addition, the Investment Advisers Act of 1940 requires each investment adviser (i.e., Western Asset) to adopt a code of ethics. Both Acts also require that records be kept relating to the administration of the Code of Ethics. This Code of Ethics shall be read and interpreted in a manner consistent with these Acts and their related rules.

C.	Compliance with Applicable Law: All persons associated with Western Asset are obligated to understand and comply with their obligations under applicable law. Among other things, laws and regulations make clear that it is illegal to defraud clients and Funds in any manner, mislead clients or Funds by affirmative statement or by omitting a material fact that should be disclosed, or to engage in any manipulative conduct with respect to clients, Funds, or the trading of securities.

D.	Confidential Information: All persons associated with Western Asset and the Funds may be in a position to know about client identities, investment objectives, funding levels, and future plans as well as information about the transactions that Western Asset executes on their behalf and the securities holdings in their accounts. All this information is considered confidential and must not be shared unless otherwise permitted.

E.	Avoiding Conflicts of Interest: Neither Western Asset employees nor Fund Directors may take advantage of their knowledge or position to place their interests ahead of Western Asset clients or the Funds, as the case may be. Different obligations may apply to different persons under this Code of Ethics, but this duty includes an obligation not to improperly trade in personal investment accounts, as well as an obligation to maintain complete objectivity and independence in making decisions that impact the management of client assets, including the Funds. Western Asset employees and Fund Directors must disclose all material facts concerning any potential conflict of interest that may arise to the Funds’ Chief Compliance Officer or the Western Asset Chief Compliance Officer, as appropriate.

F.	Upholding the Spirit of the Code of Ethics: The Code of Ethics sets forth principles and standards of conduct, but it does not and cannot cover every possible scenario or circumstance. Each person is expected to act in accordance with the spirit of the Code of Ethics and their fiduciary duty. Technical compliance with the Code of Ethics is not sufficient if a particular action or series of actions would violate the spirit of the Code of Ethics.

G.	Western Asset Compliance Policies and Procedures: In addition to the Code of Ethics, Western Asset has established policies and procedures that are designed to address compliance requirements and conflicts and potential conflicts of interest not related to personal trading. Employees have an obligation to follow Western Asset’s compliance policies and procedures.

II. Who is Subject to the Code?
While the spirit and objectives of the Code generally are the same for each person covered by the Code of Ethics, different specific requirements may apply to different categories of people. Western Asset and the Funds have both adopted the Code of Ethics, and the requirements for Western Asset employees differ from those for Fund Directors. You must understand what category or categories apply to you in order to understand which requirements you are subject to.
A.	Western Asset Employees, Officers and Directors: As a condition of employment, all Western Asset employees, officers and directors (generally referred to as “Western Asset employees”) must read, understand and agree to comply with the Code of Ethics. You have an obligation to seek guidance or take any other appropriate steps to make sure you understand your obligations under the Code of Ethics. On an annual basis, you are required to certify that you have read and understand the Code of Ethics and agree to comply.
B.	Directors of the Funds: The Code of Ethics applies to both interested and disinterested Directors of the Funds, but different requirements apply to each.
1.	What are the “Funds”? The Funds constitute Western Asset Income Fund, Western Asset Premier Bond Fund, Western Asset Funds, Inc., Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 2, and Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 3.

2.	If a Director is considered to be an “interested person” of a Fund, its investment adviser or principal underwriter within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, then he or she is considered an Interested Director.

3.	If a Director is not considered to be an “interested person,” then he or she is considered to be a Disinterested Director.

4.	If you are both a Fund Director and an employee of Western Asset, Legg Mason, or Claymore, you are subject to the requirements that apply to you as an employee of Western Asset, Legg Mason or Claymore, as applicable.

5.	Interested and Disinterested Directors are subject to those requirements forth in Section VIII.
C.	Access Persons: Western Asset employees and Fund Officers and Directors are considered “Access Persons” because they may have access to information regarding investment decisions, transactions and holdings. Other people may also be considered to be “Access Persons” and subject to the same requirements as Western Asset employees including the following:
1.	Any natural person that has the power to exercise a controlling influence over the management and policies of Western Asset or the Funds and who obtains information concerning recommendations made to a client account, including a Fund, with regard to the purchase or sale of a security.

2.	Any person who provides advice on behalf of Western Asset and is subject to Western Asset’s supervision and control.

3.	Any other such person as the Chief Compliance Officer of Western Asset or the Funds designate.
D.	Equity Access Persons: If you are a Western Asset employee and you also have access to equity holdings and transactions deriving from Western Asset’s support of the equity business conducted by an affiliated company, you are considered an “Equity Access Person.” You are subject to all the requirements applicable to Western Asset employees, but also must comply with requirements applying to equity securities. The Chief Compliance Officer of Western Asset determines who is an Equity Access Person.
E.	Investment Persons: If you are a Western Asset employee and you also make recommendations or investment decisions on behalf of Western Asset as part of your regular functions or duties, or you make or participate in making recommendations regarding the purchase or sale of securities for a Western Asset client or account, you are considered an “Investment Person.” Investment Persons are subject to all the requirements of Western Asset employees, but also must comply with additional restrictions due to their knowledge and involvement with investment decisions Western Asset is considering or planning for the future.
F.	Other Codes of Ethics: If you are an Access Person under this Code, but you are employed principally by affiliates of Western Asset and you are subject to a Code of Ethics that complies with applicable law, you are subject to the relevant provisions of the Code of Ethics of your principal employer and not subject to this Code.

III. Who Administers the Code?
A.	Western Asset Operations Committee:
1.	Responsibilities: The Western Asset Operations Committee has ultimate responsibility for the Code of Ethics. The Operations Committee shall review and approve or deny any changes or proposed changes to the Code of Ethics. The Operations Committee shall also receive periodic reports from the Legal and Compliance Department regarding violations of the Code of Ethics. The Operations Committee shall determine the appropriate policy with respect to sanctions for Code of Ethics violations. The Operations Committee may delegate the administration of this Code of Ethics to other individuals or departments, including the power to impose sanctions for particular violations according to the framework approved by the Committee.

2.	Interpretation: The Operations Committee is the final arbiter of questions of interpretation under this Code of Ethics.
B.	Western Asset Chief Compliance Officer:
1.	Receipt of Violations: The Chief Compliance Officer (known as the “CCO”) for Western Asset is the person designated to receive all violations of the Code of Ethics. If a Western Asset employee becomes aware of a violation of this Code of Ethics or a violation of applicable law, they have an obligation to report the matter promptly to the CCO.

2.	Review of Violations: The Western Asset CCO must review all violations of the Code of Ethics and oversee any appropriate investigation and subsequent response with respect to Western Asset.
C.	Chief Compliance Officer for the Funds:
1.	Responsibilities: The Chief Compliance Officer for the Funds is responsible for overseeing the administration of the Funds’ compliance policies and procedures.

2.	Reporting of Violations: All violations of the Funds’ Code of Ethics must be reported to the Funds’ Chief Compliance Officer. To the extent that a violation involves a Fund Director, the Funds’ CCO shall oversee any appropriate investigation and subsequent response with respect to the Funds.

IV. Fiduciary Duty to Clients and Funds
A.	Comply with Applicable Law: A variety of securities laws, including those described in this Code of Ethics, apply to the operation of Western Asset and the Funds. It is your responsibility to understand your obligations under these laws and to comply with those requirements. You have an obligation to seek assistance from the Legal and Compliance Department if you are unsure of what your obligations are under this Code of Ethics.

B.	Fiduciary Duty: As a fiduciary for Western Asset clients, including the Funds, you have an obligation to act in clients’ best interests. You must scrupulously avoid serving your personal interests ahead of the interests of clients and the Funds. That includes making sure that client interests come first and that you avoid any potential or actual conflicts of interest. That fiduciary duty extends to all aspects of the business. Conflicts and potential conflicts can arise in a variety of situations. You may have information regarding clients, their investment strategies, strategic plans, assets, holdings, transactions, personnel matters and other information. This information may not be communicated in any manner to benefit yourself or other persons. This obligation extends to avoiding potential conflicts between client accounts as well. You may not inappropriately favor the interests of one client over another.

C.	Compliance with the Code of Ethics: A current copy of this Code of Ethics is always available upon request. On an annual basis, you are required to acknowledge that you have received, understand and agree to comply with the Code of Ethics and that you have complied with the Code of Ethics over the past year.

D.	Personal Interests: As a general matter, you may not improperly take personal advantage of your knowledge of recent, pending or intended securities activities for clients, including the Funds. In addition, you may not improperly take advantage of your position to personally gain at the expense of the interests of Western Asset, clients, or the Funds.

E.	Maintaining the Best Interests of Clients: The provisions of this Code of Ethics address some of the ways in which you are expected to uphold the fiduciary duty to clients and the Funds. It is not an exclusive list.

F.	Confidentiality: Unless otherwise permitted, information regarding clients or their accounts may not be shared with persons outside of the Firm, such as vendors, family members, or market participants. In particular, information regarding the trading intentions of clients or Western Asset on behalf of its clients may not be shared.

G.	Personal trading:
1.	A potential conflict exists between the interests of clients (including the Funds) and your personal investment activities. This conflict may take shape in a variety of ways, including the particular trades you execute and the volume of trading you do.

2.	You may not engage in an excessive volume of trading in your personal accounts. High volumes of personal trading may raise concerns that your energies and interests are not aligned with client interests.

3.	Depending on the particular security that you choose to buy, a holding period may also apply that requires you to hold that security for a minimum period of time.

4.	At all times, you have an obligation to refrain from personally trading to manipulate the prices of securities and trading on material non-public information.

5.	Given the potential conflict that exists between client transactions, holdings and intentions and your personal trading activity, the Code of Ethics contains detailed requirements regarding your personal conduct and the monitoring of your personal trading activity. The remaining sections of the Code of Ethics provide guidance on the requirements that must be followed in connection with your personal trading activity.

V. Reporting of Personal Trading
A.	You must provide information regarding your personal investment accounts as required under this Code of Ethics. Reporting obligations take effect at the inception of your involvement with Western Asset or a Fund, and continue on a monthly, quarterly and annual basis. Western Asset employees and Interested Directors have reporting obligations that differ from those of Disinterested Directors. As with other provisions of the Code of Ethics, you are expected to understand and comply with the obligations that apply to you. (Interested and Disinterested Directors should refer to Section VIII for a description of applicable provisions.)
B.	In order to monitor potential conflicts of interest and your compliance with the Code, Western Asset employees and Interested Directors must identify investment accounts and provide information on particular securities transactions in those accounts.
C.	Which investment accounts do Western Asset employees and Interested Directors need to report?
1.	Report any of the following investment accounts:
a)	Any investment account with a broker-dealer or bank in which you have a direct or indirect interest, including accounts that are yours or that you share jointly with another person. This includes joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations.
1)	This requirement generally will cover any type of brokerage account opened with a broker-dealer or bank.

2)	You must also report any Individual Retirement Account (“IRA”) held with a broker-dealer or bank.
b)	Any investment account with a broker-dealer or bank over which you have investment decision-making authority (including accounts you are named on, such as being a guardian, executor or trustee, as well as accounts you are not named on, such as an account owned by another person for which you have been granted trading authority).

c)	Any investment account with a broker-dealer or bank established by partnership, corporation, or other entity in which you have a direct or indirect interest through any formal or informal understanding or agreement.

d)	Any college savings account in which you hold securities issued under Section 529 of the Internal Revenue Code and in which you have a direct or indirect interest.

e)	Any other account that the Western Asset Operations Committee or its delegate deems appropriate in light of your interest or involvement.

f)	You are presumed to have investment decision-making authority for, and therefore must report, any investment account of a member of your immediate family if they live in the same household as you. (Immediate family includes a spouse, child, grandchild, stepchild, parent, grandparent, sibling, mother or father-in-law, son or daughter in-law, or brother or sister in-law.) You may rebut this presumption if you are able to provide Western Asset with satisfactory assurances that you have no material interest in the account and exercise no control over investment decisions made regarding the account. Consult with the Legal and Compliance Department for guidance regarding this process.
2.	Do not report any of the following accounts:
a)	Do not report investment accounts that are not held at a broker-dealer or bank that permit investments only in shares of open-end investment companies or funds:
1)	Do not report such an investment account if the account holds only shares in money market funds.

2)	Do not report such an investment account if you only invest in open-end funds not advised or sub-advised by Western Asset or a Legg Mason affiliate. If you begin investing in open-end funds advised or sub-advised by Western Asset or an affiliate, you must report the investment account.
b)	Do not report any 401(k), 403(b) or other retirement accounts unless there is trading activity in funds advised or sub-advised by Western Asset or an affiliate. The list is available from the Legal and Compliance Department. Note: If you have a Legg Mason 401(k) account, no additional reporting is required, but you are subject to the holding period requirements described in Section VII of this Code of Ethics.
D.	What reports are Western Asset employees and Interested Directors required to provide?
1.	At hire: What information is required when you are hired or become a Western Asset employee or an Interested Director of a Fund?
a)	You must report all of your investment accounts. (See paragraph C above for more detail for which accounts must be reported.)

b)	The report must either include copies of statements or the name of the broker, dealer or bank, title on the account, security names, and the number of shares and principal amount of all holdings.

c)	You must sign and date all initial reports.

d)	You must report required information within 10 calendar days from the date of hire or the date on which you become a Western Asset employee or Interested Director.

e)	All the information that you report must be no more than 45 days old.

f)	The Legal and Compliance Department will attempt to arrange with your brokerage firm to receive duplicate confirmations and statements to enable the firm to monitor your trading activities, but your assistance may be required.

2.	Quarterly Transaction Reports: What information is required on a quarterly basis?
a)	You must report all transactions in covered securities in which you have a direct or indirect beneficial interest during a quarter to the Legal and Compliance Department within 30 days after quarter end, regardless of whether the account is required to be reported under paragraph C above.
1)	What are “covered securities”? “Covered securities” are any security as defined by the Investment Advisers Act of 1940, Investment Company Act of 1940, any financial instrument related to a security, including fixed income securities, any equity securities, any derivatives on fixed income or equity securities, ETFs, closed-end mutual funds, and any open-end mutual funds managed, advised or sub-advised by Western Asset or an affiliate.

2)	“Covered securities” does not include obligations of the US government, bankers acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments such as repurchase agreements and other instruments as set forth in Section VI.C.3.
b)	The report shall state the title and number of shares, the principal amount of the security involved, the interest rate and maturity date if applicable, the date and nature of the transaction, the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected.

c)	The report must also include the date it was submitted.

d)	You may not be required to file a quarterly report if the Legal and Compliance Department received duplicate copies of your broker confirmations and statements within the 30 day time period. From time to time, however, the Legal and Compliance Department may not receive all duplicate statements from brokers or may not receive them on a timely basis. In those cases, you will be notified by the Legal and Compliance Department and you have an obligation to provide copies of the statements or report all transactions you execute during the quarter in some other form.

e)	If you have no investment accounts or executed no transactions in covered securities, you may be asked to confirm that you had no investment activity (either independent of an account or in a newly opened account).
3.	Annual Holdings Reports: What information is required on an annual basis?
a)	You must provide a list of all covered securities in which you have a direct or indirect interest, including those not held in an account at a broker-dealer or bank. The list must include the title, number of shares and principal amount of each covered security. Copies of investment account statements containing such information are sufficient.

b)	You must report the account number, account name and financial institution for each investment account with a broker-dealer of bank for which you are required to report.

c)	While the Western Asset Legal and Compliance Department may be receiving duplicate statements and confirmations for your investment accounts, this annual reporting requirement is intended to serve as a check to make sure that all of Western Asset’s information is accurate and current.

d)	The information in the annual report must be current as of a date no more than 45 days before the report is submitted and the annual report must include the date it was submitted to the Western Asset Legal and Compliance Department.

e)	You also must certify annually that you have complied with the requirements of this Code of Ethics and that you have disclosed or reported all transactions and holdings required to be disclosed or reported pursuant to the requirements of this Code.
4.	Confirmations and Statements: Your assistance may be required, but the Western Asset Legal and Compliance Department will attempt to arrange to receive duplicate copies of transaction confirmations and account statements for each investment account directly from each financial institution with whom you have reported having an investment account.

5.	New Investment Accounts: When do I need to report new investment accounts that are required to be reported under the Code of Ethics?
a)	After you open an account or after you assume a role or obtain an interest in an account that requires reporting (as discussed in Section V.C.1), you have 30 calendar days after the end of the quarter to report the account.

b)	You must report the title of the account, the name of the financial institution for the account, the date the account was established (or the date on which you gained an interest or authority that requires the account to be reported) and the date reported.
E.	What additional reporting obligations exist for Directors and Officers of Closed-End Investment Companies, officers or Western Asset, or members of the Western Asset Investment Strategy Group?
1.	Section 16 of the Securities Exchange Act of 1934 requires Directors and Officers of any closed-end investment company to report to the Securities and Exchange Commission changes in their personal ownership of that closed-end investment company’s stock. Note that reporting is not required for all close-end investment companies, but only the shares of those closed-end funds for which a person serves as a director or officer.

2.	In addition, Section 16 requires Western Asset officers and members of the Western Asset Investment Strategy Group to forfeit to the Fund any profit realized from any purchase and sale, or any sale and purchase, of Fund shares within any period of less than six months. Such persons should consult the Western Asset Legal and Compliance Department for further guidance regarding specific provisions of the law, including applicable reporting requirements.

3.	If provided with the necessary information, the Western Asset Legal and Compliance Department will assist and make the filings with the Securities and Exchange Commission on your behalf.

VI. Pre-Clearance Process for Personal Trading
A.	Before you execute a personal trade, the trade may need to be pre-cleared to ensure that there is no conflict with Western Asset’s current trading activities on behalf of its clients (including the Funds). All Western Asset employees are required to pre-clear trades in securities except as provided below.
B.	What trades must be pre-cleared? Trades in any of the following:
1.	Any Security: Unless excluded below, you must pre-clear trades in any security, which means any bond, stock, debenture, certificate of interest or participation in any profit sharing venture, warrant, right and generally anything that meets the definition of “security” under the Investment Advisers Act of 1940 and the Investment Company Act of 1940. Except for money market instruments and G-7 government direct obligations, all fixed income securities must be pre-cleared.

2.	Restricted List: You are required to pre-clear the securities of any issuer that are listed on the Western Asset restricted list.

3.	Common Stocks: You are only required to pre-clear publicly traded common stocks if you have been designated as an Equity Access Person (as defined in Section II), subject to a large cap stock de minimus test or if the issuer of the common stock is listed on the Western Asset restricted list. Restrictions also apply to investments in private placements (including private funds) or initial public offerings (see paragraphs 7 and 8 below).

4.	Any derivative of a security: Trades in any financial instrument related to a security that is required to be pre-cleared, including options on securities, futures contracts, single stock futures, options on futures contracts and any other derivative must be pre-cleared.

5.	Shares in any Affiliated Investment Company or Fund: Pre-clearance is required if you purchase or sell shares of open-end or closed-end funds advised or sub-advised by Western Asset outside of your Legg Mason 401(k) participant account. This includes pre-clearance for such purchases or sales in a spouse’s retirement account. You are not required to pre-clear trades in your Legg Mason 401(k) participant account. Note: No pre-clearance is required for investments in any money market funds.

6.	Systematic Investment Plans: Pre-clearance is required when executing an initial instruction for any purchases or sales that are made pursuant to a systematic investment or withdrawal plan involving a security that requires pre-clearance. For example, a systematic investment plan that regularly purchases shares of a Western Asset Fund would need to be pre-cleared when the initial instruction was made, but not for each specific subsequent purchase. A systematic investment or withdrawal plan is one pursuant to which a prescribed purchase or sale will be automatically made on a regular, predetermined basis without affirmative action by the Access Person. As such, only the initial investment instruction (and any subsequent changes to the instruction) requires pre-clearance.

7.	Private Placement Securities: All Western Asset employees must pre-clear any trades in private placement securities (i.e., any offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933) whether or not fixed income related. This requirements includes all private investment partnerships or funds such as hedge funds and private real estate holding partnerships..

8.	Initial Public Offerings: Investment Persons (as defined in Section II) are prohibited from participating in Initial Public Offerings, but other Western Asset employees may participate after obtaining pre-clearance.

9.	529 College Savings Plans: Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code where the underlying investments are open-end funds advised or sub-advised by Western Asset or an affiliate. A list of such funds is available from the Legal and Compliance Department.

10.	Transactions in Retirement Accounts and Deferred Compensation Plans: All purchases or sales of investment companies or funds advised or sub-advised by Western Asset in any retirement account other than your Legg Mason 401(k) participant account or Deferred Compensation Plan must be pre-cleared. Note: Trades in your Legg Mason 401(k) account are not required to be pre-cleared, but are subject to a 60 day holding period if they are Legg Mason funds or if they are advised or sub-advised by Western Asset.

11.	Shares of Preferred Stock: You are required to pre-clear all transactions in shares of preferred stock.
C. What trades are not required to be pre-cleared?
1.	Common Stocks: As long as the issuer of the securities is not listed on the Western Asset restricted list, you are not required to pre-clear publicly traded common stocks unless you have been designated as an Equity Access Person. All Western Asset employees are also required to pre-clear an equity security in the case of a private placement or an initial public offering (see paragraphs 6 and 7 in Section B above). De_minimus exception for Equity Access Persons : Unless the issuer is on the Western Asset restricted list, Equity Access Persons need not pre-clear transactions involving no more than 500 shares per issuer (or the equivalent number of shares represented by ADRs) per day in securities of companies trading on US stock exchanges or NASDAQ with market capitalizations of $10 billion or more. In the case of options, an employee may purchase or sell up to 5 option contracts to control up to 500 shares in the underlying security of such large cap company.

2.	Government Securities: Trades in any direct obligations of the U.S. Government or any G7 government are not required to be pre-cleared.

3.	High Quality Short-term Debt Instruments: High quality short term debt instruments including bankers acceptances, bank certificates of deposit, commercial paper, variable-rate demand notes, repurchase agreements and other high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody’s) are not required to be pre-cleared.

4.	Money Market Funds: Trades in any investment company or fund that is a money market fund are not required to be pre-cleared.

5.	Open-End Mutual Funds: Trades in open-end mutual funds that are not advised or sub-advised by Western Asset are not required to be pre-cleared.

6.	Closed-End Mutual Funds and Exchange Traded Funds (“ETFs”): Transactions of closed end mutual funds and ETFs are not required to be pre-cleared unless the closed end mutual fund is advised by Western Asset.

7.	Transactions Retirement Accounts and Deferred Compensation Plans: Purchases or sales of investment companies or funds in your Legg Mason 401(k) participant account or Deferred Compensation Plan are not required to be pre-cleared. Note: Trades in your Legg Mason 401(k) account are not required to be pre-cleared, but are subject to a holding period requirement if they are advised or sub-advised by Western Asset.

8.	Systematic Investment Plans: Any purchases or sales that are made pursuant to a systematic investment or withdrawal plan that has previously been approved by a Pre-Clearance Officer. A systematic investment plan is any plan where a sale or purchase will be automatically made on a regular, predetermined basis without your authorization for each transaction. The first instruction must be pre-cleared, but each subsequent purchase is not required to be pre-cleared unless changes are made to the terms of the standing order.

9.	No Knowledge: Securities transactions where you have no knowledge of the transaction before it is completed (for example, a transaction effected by a Trustee of a blind trust or discretionary trades involving an investment partnership or investment club, when you are neither consulted nor advised of the trade before it is executed) are not required to be pre-cleared.

10.	Certain Corporate Actions: Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, exercise of rights or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities is not required to be pre-cleared.

11.	Options-Related Activity: Any acquisition or disposition of a security in connection with an option-related transaction that has been previously approved. For example, if you receive approval to write a covered call, and the call is later exercised, you are not required to obtain pre-clearance in order to exercise the call. Pre-clearance of a derivative of a security is required only if the underlying security requires pre-clearance.

12.	Commodities, Futures and Options on Futures: Any transaction involving commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures. Pre-clearance is required for any single issuer derivatives, such as single stock futures.

13.	529 College Savings Plans: Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code, unless the underlying investment includes open-end funds advised or sub-advised by Western Asset or an affiliate.

14.	Miscellaneous: Any transaction in any other securities as the Western Asset Chief Compliance Officer may designate on the grounds that the risk of abuse is minimal or non-existent.
D.	How does pre-clearance process work?
1.	Understand the Pre-clearance requirements: Review Section VI.C to determine if the security requires pre-clearance.

2.	Trading Authorization Form: A Trading Authorization Form should be obtained and completed.

3.	Submission for approval: The form must be submitted to a Pre-clearance Officer for a determination of approval or denial. The Chief Compliance Officer shall designate Pre-clearance Officers to consider requests for approval or denials.

4.	Approval or Denial: The Pre-clearance Officer shall determine whether approval of the proposed trade would place the individual’s interests ahead of the interests of Western Asset clients (including the Funds). To be valid, a Pre-clearance Officer must sign the Trading Authorization Form.

5.	Expiration of Trading Permission: Trade authorizations expire at the end of the trading day during which authorization is granted. Trade authorizations also expire if they are revoked or if you learn that the information provided in the Trade Authorization request is not accurate. If the authorization expires, a new authorization must be obtained before the trade order may be placed. If an order is placed but has not been executed before the authorization expires (e.g., a limit order), no new authorization is necessary unless the order is amended in any way.

6.	Transactions of a Pre-clearance Officer: A Pre-clearance Officer may not approve his or her own Trading Authorization Form.

7.	Proxies: You may designate a representative to complete and submit a Trade Authorization Form if you are unable to complete the form on your behalf in order to obtain proper authorization.
VII. Personal Trading Restrictions
A.	In addition to reporting and pre-clearance obligations, you are also subject to restrictions regarding the manner in which you trade and hold securities in any personal investment accounts for which you report transactions. (Section V of this Code of Ethics describes which accounts must be reported.)

B.	For all Western Asset employees:
1.	Market manipulation: You shall not execute any securities transactions with the intent to raise, lower, or maintain the price of any security or to falsely create the appearance of trading activity.

2.	Trading on inside information: You shall not purchase or sell any security if you have material nonpublic information about the security or the issuer of the security. You are also subject to Western Asset’s policy on insider trading. This policy applies both to personal transactions and to transactions executed by Western Asset personnel on behalf of client accounts.

3.	Excessive personal trading: You may not engage in excessive personal trading, as may be set forth in Western Asset policies from time to time.

4.	Regardless of whether a transaction is specifically prohibited in this Code of Ethics, you may not engage in any personal securities transactions that (i) impact your ability to carry out your assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest.
C.	Initial Public Offerings For Investment Persons: Investment Persons may not purchase any securities through an initial public offering.
D.	Holding Periods for certain mutual funds, investment companies and/or unit trusts:

1.	Holding periods apply for any funds advised or sub-advised by Western Asset or any affiliate, including both open-end and closed-end funds. Lists of applicable funds will be made available for reference by the Legal and Compliance Department.

2.	For Western Asset employees:
a)	After purchase in an account of a fund advised by Western Asset or any Legg Mason fund, you must hold that security in that account for at least 60 calendar days from the date of purchase.

b)	Note that this limitation also applies to any purchases or sales in your individual retirement account, 401(k), deferred compensation plan, or any similar retirement plan or investment account for you or your immediate family.

c)	There is no holding period for purchases or sales done through a systematic investment or withdrawal plan.
E.	Blackout Periods:
1.	One Day Blackout period for all Western Asset employees:
a)	You may not purchase or sell a fixed-income security (or any security convertible into a fixed income security) of an issuer on the same day in which Western Asset is purchasing or selling a fixed-income security from that same issuer.

b)	Contemporaneous trading activity will be the basis for a denial of a request for trading pre-clearance.
2.	Seven Day Blackout period for Investment Persons:
a)	You may not purchase or sell a fixed income security (or any security convertible into a fixed income security) if Western Asset purchases or sells securities of the same issuer within seven calendar days before or after the date of your purchase or sale.
3.	60 Day Blackout period for Investment Persons:
a)	After the purchase of any fixed income security, you must hold that security for at least 60 calendar days if, at any time during that 60 day period, any fixed income security of the same issuer was held in any Western Asset client account (including Funds).

b)	Example: If you purchase a fixed income security, you may not sell that security for 60 days if, at any time during those 60 days, Western Asset held that same security or any other fixed income security of the same issuer. In such a case, you must wait beyond 60 calendar days in order to sell the security.
4.	Exceptions to the blackout periods. The blackout periods do not apply to the following transactions:
a)	Options on broad-based indices: Transactions in options on the following broad-based indices: S&P 500, S&P 100, NASDAQ 100, Nikkei 300, NYSE Composite, and Wilshire Small Cap indices. The permitted indices may change from time to time by designation of the Chief Compliance Officer.

b)	Sovereign Debt of Non-US and non-UK Governments: Transactions in sovereign debt of non-US and non-UK governments with an issue size of greater than $1 billion and issued either in the home currency, US dollars or U.K. Sterling. These transactions may still require pre-clearance if they are issued by non-G7 countries.

c)	Pre-Clearance Sought and Obtained in Good Faith: The blackout period restriction may be deemed inapplicable if, consistent with the overarching duty to put client interests ahead of personal or Firm interests, an Access Person making a personal transaction has sought and received pre-clearance. This determination will take into account such factors as the degree of involvement in or access to the persons or teams making the investment decision.

VIII. Requirements for Fund Directors
A.	Interested Directors of the Funds that are also Western Asset, Legg Mason or Claymore employees
1.	If you are an Interested Director and also a Western Asset, Legg Mason or Claymore employee, you are subject to all the Code of Ethics requirements that apply to you as a Western Asset, Legg Mason or Claymore employee. Accordingly, if you are a Western Asset employee, you are required to comply with all provisions of this Code of Ethics. If you are a Legg Mason or Claymore employee, you are not subject to the provision of this Code of Ethics, but you are required to comply with the Legg Mason or Claymore Code of Ethics, as applicable.

2.	You are also subject to the requirements under Section 16 of the Securities and Exchange Act of 1934. For Interested Directors who are also Western Asset employees, this obligation is addressed in Section V.E. of this Code of Ethics.
B.	Interested Directors of the Funds that are not Western Asset, Legg Mason or Claymore employees
1.	Applicable Provisions of the Code of Ethics: For an Interested Director that is not a Western Asset, Legg Mason or Claymore employee, only the requirements as set forth in the following Sections of the Code of Ethics shall apply: Section I (Objectives and Spirit of the Code), Section II (Persons Subject to the Code), Section III (Persons Who Administer the Code) and Section V (Reporting of Personal Trading) and Section VIII (Requirements for Fund Directors) shall apply. These sections may also incorporate other parts of the Code of Ethics by reference.

2.	Rule 17j-1 Requirements with Respect to Reporting of Personal Trading: Notwithstanding the requirements set forth in Section V of this Code of Ethics relating to Reporting of Personal Trading, the requirements of Section V shall only apply to the extent required by Rule 17j-1. In particular, no reporting of any open-end mutual funds is required.

3.	Section 16 Reporting: Section 16 of the Securities and Exchange Act of 1934 requires all Directors of closed-end investment companies to report changes in your personal ownership of shares of investment companies for which you a Director. If provided with the necessary information, the Legal and Compliance Department will assist and make filings with the Securities and Exchange Commission on your behalf.

4.	Section 16 Personal Trading Restrictions: Section 16 of the Securities and Exchange Act requires a Director to forfeit to the Fund any profit realized from any purchase and sale, or any sale and purchase, of Fund shares within any period of less than six months.

C.	Disinterested Directors of the Funds
1.	Applicable Provisions of the Code of Ethics: For Disinterested Directors of the Funds, only the following Sections of this Code of Ethics shall apply: Sections I (Objectives and Spirit of the Code), II (Persons Subject to the Code), III (Persons Who Administer the Code), and Section VIII (Requirements of Fund Directors).

2.	Reporting of Personal Trading:
a)	Disinterested Directors are not required to make any reports that would be otherwise required of Western Asset employees or Interested Directors under this Code of Ethics.

b)	Disinterested Directors are required to report any time that the Director purchased or sold a security in which he or she directly or indirectly had a beneficial ownership or a director or indirect interest and knew or should have known in the ordinary course of fulfilling his or her official duties as a Fund Director that the Fund or its advisers purchased or sold or considered purchasing or selling the same security during the 15 days before or after the date on which the Director bought or sold the security.

c)	Such reports shall be filed with the Western Asset Legal and Compliance Department for Disinterested Directors of Western Asset Income Fund, Western Asset Funds, Inc., and Western Asset Premier Bond Fund. For Directors of Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 2, or Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 3, such reports shall be filed with the Claymore Advisors, LLC Legal Department.
3.	Section 16 Reporting: Section 16 of the Securities and Exchange Act of 1934 requires all Directors of closed-end investment companies to report changes in your personal ownership of shares of investment companies for which you a Director. If provided with the necessary information, the Legal and Compliance Department will assist and make filings with the Securities and Exchange Commission on your behalf.

4.	Section 16 Personal Trading Restrictions: Section 16 of the Securities and Exchange Act requires a Director to forfeit to the Fund any profit realized from any purchase and sale, or any sale and purchase, of Fund shares within any period of less than six months.

Personal Investment Policy
Western Asset Management Company Ltd

Personal Investment Policy (PIP)
OVERVIEW
The purpose of the Western Asset Management Company Ltd (the Company) Personal Investment Policy is to set forth prudent standards of behavior for all employees when conducting their Personal Investment Transactions. Accordingly, this policy provides standards and specifies investment practices, which are ether prohibited or subject to special constrains. Exceptions to this Policy must have the prior approval of the respective Unit Head of the Company and Compliance Officer.
All the Company Employees have an obligation to comply with this PIP. Failure to do so is grounds for disciplinary action, including dismissal for cause. Accordingly, each employee should contact the Compliance Officer if he or she requires further clarification on this Policy.
All the Company employees owe a fiduciary duty to the Company clients when conducting their personal investment transactions and, therefore, they are all defined as “Covered Persons” who observe the stricter control. Employees must place the interests of clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the clients.
While the Company PIP is designed to address both identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Covered Persons are expected to adhere not only to the letter, but also the spirit of the policies contained herein.
DETAILED REQUIREMENTS
The Company employees may purchase and sell investments for their personal or family accounts as long as these transactions are consistent with applicable laws, regulations and this Policy. All investment decisions must be based solely upon publicly available information.
Personal Investment Transactions should be oriented toward long-term investment rather than short-term speculation. Care should be exercised to avoid any conflict of interest or appearance of conflict with the activities of Legg Mason or its subsidiaries.
Employee trading must not distract from work responsibilities.
Employees may never engage in personal transactions, which may conflict or appear to conflict with the interest of the Company or the Company clients, such as, but not limited to, the following:
-	No employee may purchase or sell a security on the basis of knowledge of a probable change in investment attitude and consequent action by a Legg Mason entity with respect to that security.
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-	Employees with knowledge that a Legg Mason entity is effecting or proposes to effect transactions in a security may not effect personal transactions in such security.

-	An employee who knows that a Legg Mason entity intends to purchase a new corporate issue, or has not completed its purchase of a new issue, may not subscribe to the same issue for his or her own account until the Legg Mason entity has completed its transactions.

-	Securities traders are not permitted to buy for their own account securities, which are being actively traded by their vehicles/branches.

-	Foreign exchange traders may not maintain exchange trading positions for their own account which might be considered to conflict with their corporate responsibilities.

-	Corporate banking relationship managers may not purchase or sell the securities of any issuer or its subsidiaries with which they have a lending or transactional relationship or access to confidential information about the issuer or its subsidiaries.
Personal Investment Transactions are purchases or sales of all forms of securities as defined below for:
•	The employee’s own account, the employee includes Regular Staffs, Contract Staffs and Temporary Staffs;

•	Accounts of persons or other third parties for whom the employee exercises investment discretion or gives investment advice;

•	Any member of the employee’s immediate family living in the same home and the employee’s dependent;

•	A legal vehicle in which the employee has a direct or indirect beneficial interest and has power over investment decisions; or

•	The benefit of an unrelated third party (e.g. a charity) at the direction of any employee (other than in the capacity of an employee).
Securities are defined as stocks, notes, bonds, closed-end mutual funds, debentures, and other evidences if indebtedness, including senior debt, subordinated debt, commercial paper, investment contracts commodity contracts, futures and all derivative instruments such as options, warrants, and indexed instruments, or, in general, any interest or instrument commonly known as a “security”.
However, certain transactions shown below are exempted from the definition of securities of this policy:
Saving deposit, current deposit, notice deposit, time deposit, maturity-designated time deposit (“Kijitsu-Shitei-Teiki”), installment saving (“Teiki-Tsumitate-kin”), installment time deposit (“Tsumitate-Teiki”), accumulation time deposit (“Tsumitate-Shiki-Teiki”), workers’ property accumulation saving, money trust, “Hit”, loan trust, “Big”, medium-term government bond fund, gold saving (“Kin-Chochiku”), long-term government bond, medium-term government bond, discount government bond (“Waribiki-Kokusai”); postal saving (“Tsujou-Chokin”), fixed amount saving (“Teigaku-Chokin”), time postal deposit (“Teiki-Chokin”), and mutual funds.
Note that “FX transaction on Margin” is also exempted from getting pre-cleared for The Company staffs, except for Traders and Trade Support staffs.
104_Personal Investment Policy

Misuse of Material Non-Public Information
The Company employees may not use material non-public information in Personal Investment Transactions, whether about Legg Mason or another company, regardless of the provisions set forth in this policy. They also may not disclose it to others, even within Legg Mason, except on a “need to know” basis. “Material non-public information” (sometimes called “inside information”) is information about a company that is not known by the investing public and the knowledge of which might influence the price of securities of that company.
Breach of Customer Confidentiality
Our clients have the right to expect confidentiality; every effort must be made to avoid failure to fulfill this expectation. Public or private discussion of the affairs of our clients should always be avoided except with those of our colleagues who have a need to know.
Conflicts of Interest
The Company employees have a duty to ensure that no Personal Investment Transaction of theirs conflicts with their corporate and client responsibilities. Accordingly, the Company employees shall not buy or sell a security on the basis of knowledge:
•	Of a probable change in investment attitude and consequent action by Legg Mason with respect to that security;

•	That Legg Mason is effecting or proposes to effect transactions in the security or other transaction which may affect the price of the security to a material degree; or

•	That Legg Mason is contemplating a transaction of any kind that would have a material effect on a particular company or security.
Abuse of Position
The Company employees will not use their position to obtain favored treatment to buy or sell securities for their own or family accounts.
Trading in Legg Mason Securities
Unless subject to the Legg Mason Blackout Restrictions contained in the corporate-level Personal Trading Policy, an employee may purchase or sell Legg Mason Inc. securities as long as the employee does not have any Non-Public Information about Legg Mason Inc. at the time of the trade. Employees who purchase such securities must do so for investment purposes only. In addition, the following rules apply to all employees:
1. Permitted Transactions:
-Securities purchases;
-Sales of long positions;
-Shorts against the box;
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-The use of puts and calls as part of a strategy to hedge a long position (securities must be deliverable); and
-Purchases of calls.
2. Prohibited Transactions:
-Short sales;
-Sales of naked options;
-Purchases of puts for speculative purposes;
-Speculative option strategies (i.e., straddles, combinations, spreads); and
-Any transactions related to the hedging of unvested Capital Accumulation Program shares.
Stock option exercises are permitted during a blackout period (but the simultaneous exercise of an option and sale of the underlying stock is prohibited). With regard to exchange traded options, no transactions in Legg Mason options are permitted except to close or roll an option position that expires during a blackout period.
Initial Public Offerings
The participation of employees in Initial Public Offerings (IPO’s) reserved for client accounts or managed accounts is prohibited.
The Company Employees must obtain express prior written approval from the Compliance Officer of the purchase and sale of IPO’s on condition that such employees may not carry out the following Prohibited Practices to gain access to IPO’s, particularly “hot issues”:
•	Misuse of Material Non-Public Information

•	Conflict of Interest

•	Abuse of Position
Preclearance approval is effective for seven (7) calendar days, including the date of preclearance.
Private Placements
The Company employees must obtain express prior written approval from the Compliance Officer of any acquisition of private placements for personal accounts. However, private placement investments in personal accounts are prohibited if the employee is buying or selling an investment in which client accounts or managed funds are interested.
Interested Transactions
The Company employees may not recommend or execute securities transactions in a client account or managed fund without having disclosed in writing (and obtained approval) to the Compliance Officer any interest in personal accounts in such securities or issuers. This interest in personal accounts could be in the form of:
•	Any direct or indirect ownership of any securities of such issuer;

•	Any contemplated transaction by the employee in such securities;

•	Any position with such issuer or its affiliates; or

•	Any present or proposed business relationship between such issuer or its affiliates and the employee or any party in which such employee has a significant interest.
104_Personal Investment Policy

Short Term Trading
Securities transactions must be for investment purposes rather than for speculation. Consequently, employees may not profit from the purchase and sale, or sale and purchase, of the same or equivalent securities within one hundred and eighty (180) calendar days, calculated on a First In, First Out (FIFO) basis (i.e., the security may be sold on the 181st day). Legg Mason securities received as part of an employee’s compensation are not subject to the 180-day holding period. All profits from short-term trades are subject to disgorgement. Any deviation from this policy will require written justification and the Compliance Officer approval prior to engaging in the short term trade. Penalties will be applied where deemed necessary.
Blackout Periods
The Company employees may not transact in a security for his/her personal account if:
-	He/she has knowledge at the time of such transaction that the security is being considered for purchase or sale by a managed fund or client account: or

-	He/she has knowledge at the time of such transaction that the security is being purchased or sold by a managed fund or client account.
Portfolio Managers and Portfolio Manager Assistants may not buy or sell any securities for personal accounts seven (7) calendar days before or after managed funds or clients accounts he/she manages trade in that security.
Traders and Trader Assistants may not buy or sell any securities for personal accounts three (3) calendar days before or seven (7) calendar days after managed funds, UITs or client accounts he/she executes trades for trade in that security.
Research Analysts and Research Assistants may not buy or sell any securities for personal accounts seven (7) calendar days before or after issuing a report in which they recommend for purchase or sale in that security.
Necessary Reporting
The Company employees are required to:
•	Acknowledge receipt of the Company PIP (Attachment I);

•	Disclose information regarding their personal brokerage relationships whenever established and confirm at least annually all brokerage relationships (Attachment II);

•	Direct their brokers to supply, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts to the Compliance Officer (Attachment III) or bring the Compliance Officer duplicate copies of confirmations of all personal securities transactions, on a timely basis, and duplicate copies of periodic statements for these accounts sent to the Company employees by their brokers if their brokers do no agree to do so; and

•	Certify on an annual basis that he/she has complied with the requirements of the Policy and that he/she has precleared and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Policy (Attachment II).
104_Personal Investment Policy

•	Submit an annual holdings report containing similar information that must be current as of a date no more than 30 days before the report is submitted
PRECLEARANCE OF PERSONAL TRANSACTIONS
Pre-clearance Information
The Company employees must preclear all Personal Investment Transactions.
The pre-clearance processes are:
•	that all Personal Investment Transactions are precleared by the Compliance Officer, and documented (Attachment IV);

•	that all pre-clearance approvals are effective for TWO business days, including the date of preclearance (see Initial Public Offerings section);

•	if the transaction is not completed within the two-day period, pre-clearance is required again. Note that, if approval is granted for a good-till-cancelled (“GTC”) or stop-loss order, that approval remains in effect until the order is filled; provided, however, that the employee must not seek to cancel the GTC order or withdraw the stop-loss order without getting prior approval to do so from Compliance Officer. Note also that, if such approval is denied, the order must remain active.

•	to monitor Personal Investment Transaction activity on a preclearance as well as an after-the-fact basis;

•	to compare brokers statements sent to the Compliance Officer or duplicate copies of brokers statements sent to the Company employees to pre-cleared transactions; and
Confidentiality
All information obtained from any employee pursuant to this policy shall be kept in strict confidence, except that such information will be made available to any regulatory or self-regulatory organization to the extent required by law, regulation or this policy.
POLICY ENFORCEMENT
Failure to Comply with this Policy
The misuse of confidential information may violate contractual obligations of The Company and its employees, local securities laws, and/or other legal and regulatory requirements.
The Company employees who violate securities laws by purchasing or selling securities on the basis of inside information may subject themselves, as well as The Company, to severe civil and criminal penalties. These penalties may also be applicable to those who “tip” or otherwise assist others in effecting such transactions. In addition, even the appearance of the misuse of confidential information may be extremely damaging to the reputation of the Company/Legg Mason and/or their employees. Accordingly, a failure to comply with the policies and procedures set forth in the Company PIP may be grounds for disciplinary action, including termination of employment for cause.
104_Personal Investment Policy

Should questions regarding the Company employee’s personal trading activities pursuant to the Company PIP arise, there will be referred to Compliance Officer for review and action, if required.
Monitoring
The Company takes seriously its obligation to monitor the personal investment activities of its employees and to review the periodic reports of all employees. Compliance Officer will monitor employee personal investment transaction activity. All noted deviations from the policy requirements will be referred back to the employee for follow-up and resolution (with a copy to be supplied to the employee’s supervisor).
On a quarterly basis, Supervisor will review the personal investment activity results for his/her staffs, which were pre-cleared by Compliance Officer.
The Company Right for Actions
The Company reserves the right at any time to restrict trading in any security or commodity by any employee or to require cancellation of any trade or liquidation of any position established or maintained in an employee account. Any such cancellation or liquidation may be at the employee’s expense and risk. The Company may at any time impose special conditions or restrictions on securities or commodities trading.
Handling of Disgorged Profits
Any amounts that are paid/disgorged by an employee under this policy shall be donated by The Company to one or more charities. Amounts donated may be aggregated by the Company and paid to such charity or charities at the end of each year.
104_Personal Investment Policy